Please Note the Accompanying
Proxy Statement and Proxy Card

It is important to you and to the Corporation that your shares be represented at the meeting regardless of the number you may hold. If you are unable to be present in person, we ask that you sign, date and return the enclosed Proxy in favor of the Proxy Committee designated by the Board of Directors.

Notice of Annual Meeting

To Stockholders of Corning Incorporated:

Notice is hereby given that the Annual Meeting of the holders of Common Stock and Series B 8% Convertible Preferred Stock of Corning Incorporated will be held in the office of the Corporation [in the Corning Glass Center] in the City of Corning, State of New York, on Thursday, April 27, 1995 at 11:00 o'clock A.M. The principal business of the meeting will be:

[a] To elect five Directors for three-year terms; and

[b] To transact such other business as may properly come before the meeting.

A. John Peck, Jr.
Secretary

Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
March 8, 1995

                  (BLANK PAGE)

Proxy Statement

Relating to the Annual Meeting of Stockholders, April 27, 1995. The enclosed Proxy is solicited by the Board of Directors of Corning Incorporated [hereinafter referred to as the "Corporation" or "Corning"], Corning, New York 14831. The Corporation anticipates that this Proxy Statement and the enclosed Proxy will be mailed to holders of the Corporation's Common Stock and Series B 8% Convertible Preferred Stock [hereinafter referred to as the "Preferred Stock"] commencing on or about March 16, 1995. The Proxy may be revoked by written notice to the Corporation prior to the meeting or by written notice to the Secretary at the meeting at any time prior to being voted. Each valid and timely Proxy not revoked will be voted at the meeting in accordance with the instructions thereon.

Holders of Common and Preferred Stock on the books of the Corporation at the close of business on March 8, 1995 are entitled to notice of and to vote at the meeting. On February 1, 1995, the Corporation had outstanding 228,348,662 shares of Common Stock, each entitled to one vote, and 254,094 shares of Preferred Stock, each entitled to four votes.

Action to be Taken Under the Proxy

The persons acting under the Proxy will vote the shares represented thereby for the election of Roger G. Ackerman, David A. Duke, John H. Foster, Catherine A. Rein and William D. Smithburg as directors. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder. Should any above-named nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the Proxy will vote for the election of such other person as the Board of Directors may recommend.

Voting Procedures

New York's Business Corporation Law provides that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld [including broker non- votes] are counted as present for the purpose of determining a quorum but are not counted in determining the existence of a plurality.

Nominees for Election as Directors

The Corporation's Board of Directors is divided into three classes. Each of the above-named nominees for the office of director is a member of the present Board of Directors and, except for John H. Foster, was elected by the Corporation's security holders. The terms of Roger G. Ackerman, David A. Duke, John H. Foster, Catherine A. Rein and William D. Smithburg expire this year. Messrs. Conable and Stone are not standing for re-election in accordance with the Corporation's retirement policy. Mr. E. Martin Gibson retired as an employee and resigned as a director in December 1994. No nominee is now the beneficial owner of any of the securities [other than directors' qualifying shares] of any of the Corporation's subsidiaries. Certain information with respect to nominees for election as directors and directors whose term of office will continue after the Annual Meeting is set forth below.

Nominees for Election - Terms Expiring 1998

[Photo of Roger G. Ackerman]
Roger G. Ackerman*
President, Corning Incorporated

Mr. Ackerman, a graduate of Rutgers University and the PMD program at Harvard, has served Corning since 1962 in a variety of engineering, sales and management positions. In 1972 he was elected the president of a Corning subsidiary, Corhart Refractories Co., in 1975 the general manager and vice president of the Ceramic Products Division and in 1980 a senior vice president. In 1981 Mr. Ackerman became the director of the Manufacturing and Engineering Division, in 1983 the president of MetPath Inc. and in 1985 group president and a director. In 1990, he was elected the president and chief operating officer of Corning. Mr. Ackerman, 56, is a director of The Pittston Company, The Massachusetts Mutual Life Insurance Company and Dow Corning Corporation, a trustee of the Corning Incorporated Foundation and the Corning Museum of Glass and a member of the executive committee of the National Association of Manufacturers.

[Photo of David A. Duke]
David A. Duke*
Vice Chairman, Corning Incorporated

Dr. Duke, a graduate of, and with advanced degrees from, the University of Utah, has served Corning in a succession of research and management positions since 1962. He was elected a vice president - Telecommunications Products in 1980, elected a senior vice president in 1984 and named director of Research and Development in 1985. He became responsible for Research, Development and Engineering in March 1987 and was elected vice chairman of technology and a director in 1988. Dr. Duke, 59, is a director of Corning International Corporation, Dow Corning Corporation, Siecor Corporation and Armco, Inc. and a member of a number of scientific organizations.

[Photo of John H. Foster]
John H. Foster
Chairman and Chief Executive Officer
NovaCare, Inc.

Mr. Foster, founder, chairman of the board and chief executive officer of NovaCare, Inc., a national provider of comprehensive rehabilitation services, is also founder, chairman of the board and chief executive officer of Apogee, Inc., a national provider of mental health services, and of Foster Management Company, an investment advisory firm. Mr. Foster, 52, a graduate of Williams College and the Amos Tuck School of Business Administration at Dartmouth College, is a trustee of the Hospital for Special Surgery, the Children's Hospital of Philadelphia, the Mystic Seaport Museum and the Philadelphia Maritime Museum and a member of the Dean's Council of the Harvard School of Public Health and the Amos Tuck School Board of Overseers. He was elected a director of the Corporation in October, 1994.

[Photo of Catherine A. Rein]
Catherine A. Rein++
Executive Vice President
Metropolitan Life Insurance Company

Ms. Rein, a graduate of Pennsylvania State University and New York University, joined Metropolitan Life Insurance Company in 1985 as a vice president in the human resources department. In 1988 she was named senior vice president and in 1989 was named executive vice president in charge of the corporate and professional services departments. Prior to 1985 she was vice president and general counsel for The Continental Group, Inc. Ms. Rein, 51, elected a director of the Corporation in 1990, is a director of the Bank of New York, Inroads/NYC, Inc. and General Public Utilities and a trustee of the Urban League and the New York University Law Center Foundation.

[Photo of William D. Smithburg]
William D. Smithburg++
Chairman and Chief Executive Officer
The Quaker Oats Company

A graduate of DePaul University with an MBA from Northwestern University, Mr. Smithburg joined Quaker Oats in 1966. He was elected a vice president in 1971, executive vice president - U.S. grocery products in 1976, president in 1979, chairman and chief executive officer in 1983 and served as president from November 1990 to January 1993. Mr. Smithburg, who is 56, was elected a director of the Corporation in 1987 and is a director of Abbott Laboratories, Northern Trust Corporation, Prime Capital Corp. and the Grocery Manufacturers Association.

Directors Continuing in Office

[Photo of Robert Barker]
Robert Barker++
Senior Fellow, Center for the Environment, Cornell University

Dr. Barker, a graduate of the University of British Columbia and the University of California at Berkeley, has served on the faculties of the University of Iowa and Michigan State University and has been associated with Cornell University since 1979 as Professor of Biochemistry, Director of the Division of Biological Sciences, as Vice President for Research and Advanced Studies, as Provost, as Senior Provost and as Director and presently as Senior Fellow of the Center for the Environment. He has served as a consultant to the National Institutes of Health, the National Academy of Sciences, the Oak Ridge and Los Alamos National Laboratories and the National Board of Medical Examiners. Dr. Barker is 66 and was elected a director of the Corporation in 1986. His term expires at the 1997 Annual Meeting.

[Photo of Mary L. Bundy]
Mary L. Bundy++

Mrs. Bundy, a graduate of Radcliffe College and the Hunter College School of Social Work, is a clinical social worker in private practice. She was a case worker with the Jewish Board of Family and Children's Services, Inc. in New York City from 1980 to 1984. A former trustee and vice chairman of the Board of Trustees of Radcliffe College, she was acting vice president of the College in 1978. Mrs. Bundy, 69, was elected to the board of the Corporation in 1973. She is chairwoman of the Edward W. Hazen Foundation, a director of the Foundation for Child Development, a former trustee of the Metropolitan Museum of Art and a former overseer of Harvard University. Her term expires at the 1997 Annual Meeting.

[Photo of Van C. Campbell]
Van C. Campbell*
Vice Chairman, Corning Incorporated

A graduate of Cornell University with an MBA from Harvard, Mr. Campbell joined Corning in 1964. Elected an assistant treasurer in 1971, treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980, he became general manager of the Consumer Products Division in October 1981. He was elected vice chairman responsible for finance and administration and a director in 1983. Mr. Campbell, who is 56, is a director of Corning International Corporation, Corning Life Sciences Inc., Dow Corning Corporation, Armstrong World Industries, Inc. and General Signal Corporation. His term expires at the 1997 Annual Meeting.

[Photo of Gordon Gund]
Gordon Gund++
President and Chief Executive Officer Gund Investment Corporation

Mr. Gund, president and chief executive officer of Gund Investment Corporation, which manages diversified investment activities, is principal owner of the Cleveland Cavaliers National Basketball Association team, a member of the Board of Governors of the National Basketball Association, co-owner of the San Jose Sharks National Hockey League team and a member of the Board of Governors of the National Hockey League. He is chairman and chief executive officer of Gund Business Enterprises, which owns Nationwide Advertising Services, Inc. and CAVS/Gund Arena Company. He is also a general partner of GUS Enterprises. He is a director of the Kellogg Company and Kepner-Tregoe, Inc., president and a trustee of the Gund Collection of Western Art and co-founder and chairman of the Foundation Fighting Blindness. Mr. Gund, 55, elected a director of the Corporation in 1990, is a graduate of Harvard University. His term expires at the 1996 Annual Meeting.

[Photo of John M. Hennessy]
John M. Hennessy++
Chairman of the Executive Board and Chief Executive Officer
CS First Boston

Mr. Hennessy, a graduate of Harvard College, was a National Science Foundation Fellow at the Sloan School, Massachusetts Institute of Technology, in economics and finance and served as Deputy Assistant Secretary of Treasury Affairs for Development Finance from 1970 to 1972 and as Assistant Secretary for International Affairs, Department of Treasury, from 1972 to 1974. He became managing director of First Boston Corporation, a subsidiary of CS First Boston, Inc., in 1974, was named vice chairman of First Boston Corporation in 1982 and vice chairman of CS First Boston, Inc. in 1989, President and Group Chief Executive Officer in October 1989 and in 1993 was elected to his present position. Mr. Hennessy, 58, was elected a director of the Corporation in 1989 and is a director of Vitro, S.A. and M.I.T. Corporation and a member of numerous civic committees. His term expires at the 1996 Annual Meeting.

[Photo of James R. Houghton]
James R. Houghton*
Chairman of the Board and Chief Executive Officer
Corning Incorporated

A graduate of Harvard College and Harvard Business School, Mr. Houghton joined Corning in 1962. He became a vice president of Corning and general manager of the Consumer Products Division in 1968, a director in 1969, vice chairman in 1971, chairman of the executive committee and chief strategic officer in 1980 and chairman and chief executive officer in April 1983. Mr. Houghton, 58, is a director of Dow Corning Corporation, Metropolitan Life Insurance Company, J. P. Morgan & Co. Incorporated and Exxon Corporation. His term expires at the 1997 Annual Meeting.

[Photo of Vernon E. Jordan, Jr.]
Vernon E. Jordan, Jr.++
Senior Partner
Akin, Gump, Strauss, Hauer & Feld, LLP, Washington, D.C.

A graduate of DePauw University and Howard University Law School, Mr. Jordan is a senior partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, LLP. Mr. Jordan's directorships include American Express Company, Dow Jones & Company, Inc., J. C. Penney Company, Inc., Sara Lee Corporation, Ryder System, Inc., The Ford Foundation, Xerox Corporation, Revlon Group, Inc., Union Carbide Corporation, Bankers Trust Company and its parent, Bankers Trust New York Corporation. He is 59 and was elected a director of the Corporation in 1983. His term expires at the 1996 Annual Meeting.

[Photo of James W. Kinnear]
James W. Kinnear++
Retired President and Chief Executive Officer, Texaco Inc.

A 1950 graduate of the United States Naval Academy, Mr. Kinnear joined Texaco in 1954. In 1977 he was elected a director, and from 1987 until April, 1993 was President and Chief Executive Officer of Texaco Inc. Mr. Kinnear, 66, was elected a director of the Corporation in 1978 and is a director of ASARCO Incorporated and Paine Webber Group Inc., an advisory director of Unilever N.V. and Unilever PLC and an alternate director of MIMS Holdings Ltd. He is Chairman of the Metropolitan Opera Association, a member of the Board of Overseers and Managers of Memorial Sloan- Kettering Cancer Center, a member of the Board of Managers of The New York Botanical Garden and a trustee of the American Enterprise Institute. His term expires at the 1997 Annual Meeting.

[Photo of James J. O'Connor]
James J. O'Connor++
Chairman of the Board and Chief Executive Officer
Unicom Corporation

A graduate of Holy Cross College, Harvard Business School and Georgetown Law School and a veteran of the U.S. Air Force, Mr. O'Connor joined Commonwealth Edison Company (the principal subsidiary of Unicom Corporation) in 1963. He became a vice president of Commonwealth Edison in 1970, executive vice president in 1973, president in 1977, a director in 1978 and chairman and chief executive officer in 1980. In 1994 he was also named chairman and chief executive officer of Unicom Corporation, which then became the parent company of Commonwealth Edison. Mr. O'Connor, 57, is a director of Tribune Company, First Chicago Corporation, The First National Bank of Chicago, Scotsman Industries, Inc. and United Air Lines. He was elected a director of the Corporation in 1984. His term expires at the 1997 Annual Meeting.

[Photo of Henry Rosovsky]
Henry Rosovsky++
Geyser University Professor, Harvard University

Dr. Rosovsky, the Lewis P. and Linda L. Geyser University Professor, has been associated with the Harvard University economics department since 1965. From 1973 to 1984 he served as dean of the faculty of arts and sciences. In 1971 he served as consultant to the President's Commission on International Trade and Foreign Investment, and in 1977 and 1978 as a consultant to the Asian Development Bank. Dr. Rosovsky, a graduate of the College of William and Mary with advanced degrees from Harvard, is a director of Paine Webber Group, Inc. and The Japan Fund, Inc. He is 67 and was elected a director of the Corporation in 1980. His term expires at the 1996 Annual Meeting.

* Member of the Executive Committee
++ Alternate member of the Executive Committee

Security Ownership of
Certain Beneficial Owners

Unless otherwise indicated, each of the persons named in paragraph [a] and in paragraph [b] below has sole voting and investment power with respect to the shares listed.

[a] The only person who, to the knowledge of the management, owned beneficially on December 31, 1994 more than 5% of the outstanding shares of Common and Preferred Stock of the Corporation is set forth below:

                               Shares Owned
Name and Address               and Nature of         Percent
of Beneficial Owner            Beneficial Ownership  of Class
Corning Incorporated           11,693,756 Common     5.13     %
 Investment Plans
 c/o United States Trust
 Company of New York
770 Broadway
New York, NY 10003

[1] Includes 10,677,128 shares of Common Stock and the equivalent thereof in 254,157 shares of Preferred Stock [being 100% of the Class] held by United States Trust Company of New York as the trustee of the Corporation's Investment Plans. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to four votes. See also footnote [4] of paragraph [b] below.

[b] Set forth below is the number of shares of Common Stock and Common Stock equivalents, assuming the conversion of outstanding shares of Preferred Stock into shares of Common Stock, of the Corporation beneficially owned on December 31, 1994 by the directors and nominees for directors; by the chief executive officer, the other four most highly compensated executive officers and one executive officer who retired during 1994 [collectively, the "named executive officers"] and by all directors and executive officers of the Corporation as a group:

                            Shares Owned
                            and Nature of      Percent
                             Beneficial          of
      Name                   Ownership          Class
Directors
Robert Barker                   7,145            --
Mary L. Bundy                   7,600            --
Barber B.Conable, Jr.           8,000            --
John H. Foster                  4,400            --
Gordon Gund                   110,423            --
John M. Hennessy                6,876            --
Vernon E. Jordan, Jr.           8,382            --
James W. Kinnear                8,800            --
James J. O'Connor               8,846            --
Catherine A.Rein                6,800            --
Henry Rosovsky                  6,720            --
William D. Smithburg            6,000            --
Robert G. Stone, Jr.           12,000            --

Named Executive  Officers
[*also serve as directors]
Roger G. Ackerman*            360,662            --
Van C. Campbell*              379,588            --
David A. Duke*                243,318            --
E. Martin Gibson              211,988            --
James R. Houghton*          2,130,533            --
Randy H. Thurman              109,889            --
All Directors and
 Executive Officers
 as a Group                 5,955,356          2.61%

[1] Includes shares of Common Stock purchased pursuant to the terms of the Corporation's Equity Purchase Plan and which may be resold only to the Corporation. Messrs. Gibson, Houghton and all directors and executive officers as a group own 5,200, 1,600 and 131,868 such shares, respectively.

[2] Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, granted pursuant to the Corporation's Incentive Stock Plans as well as options to purchase shares of Common Stock exercisable within 60 days under the Corporation's Stock Option Plans. Messrs. Ackerman, Campbell, Duke, Gibson, Houghton and Thurman have the right to purchase 147,500, 154,424, 109,000, 34,997, 286,000 and 10,000 shares, respectively, pursuant to such options. All directors and executive officers as a group hold options to purchase 1,575,056 such shares.

[3] Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, issued pursuant to the Corporation's Restricted Stock Plans for Non- Employee Directors.

[4] Includes all shares of capital stock, Common Stock and the equivalent thereof in Preferred Stock on the basis of four shares of Common Stock for each share of Preferred Stock, held by United States Trust Company of New York as the trustee of the Corporation's Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes all of the shares for which instructions were received. Shares of Preferred Stock may be held only by the trustee. The power to dispose of shares of Common and Preferred Stock is also restricted by the provisions of the Plans. The trustee holds for the benefit of Messrs. Ackerman, Campbell, Duke, Gibson, Houghton, Thurman and all directors and executive officers as a group the equivalent of 20,820, 31,695, 8,835, 17,461, 43,988, 189, and 223,026 shares of Common Stock, respectively, and for the benefit of all employees who participate in the Plans the equivalent of 11,693,756 shares of Common Stock, each entitled to one vote, being 10,677,128 shares of Common Stock and 254,157 shares [being 100% of the Class] of Preferred Stock, each entitled to four votes.

[5] In addition, Messrs. Barker, Gund, Hennessy, Kinnear, O'Connor, Rosovsky and Smithburg have credited to their accounts the equivalent of 18,405, 3,707, 5,475, 12,141, 2,563, 6,925 and 9,670 shares, respectively, of Common
Stock in valuation entry form under the Corporation's Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director.

[6] The holder shares voting and investment power with respect to 5,000 of such shares.

[7] Includes 719,442 shares held in trusts for the benefit of Mr. Houghton as income beneficiary. Does not include 1,198 shares owned by Mr. Houghton's wife, as to which Mr. Houghton disclaims beneficial ownership. Also does not include 141,738 shares held in trust by Market Street Trust Company as a co-trustee for the benefit of Mr. Houghton's children as to which Mr. Houghton disclaims beneficial ownership. Also does not include 10,847,340 shares, other than the shares referred to above in this footnote, held in trusts by Market Street Trust Company, as to which Mr. Houghton disclaims beneficial ownership. Market Street Trust Company is a limited purpose trust company controlled by the Houghton family, the directors of which include James R. Houghton and other Houghton family members.

[8] Does not include 23,240 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

[9] Unless otherwise indicated, does not exceed 1% of the Class of Common
Stock.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Executive compensation at Corning is administered by the Compensation Committee of the Board of Directors, composed entirely of non-employee directors. The following is the Committee's report.

"The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board for its consideration and action.

The strategies guiding the Committee's recommendations regarding the Corporation's compensation program, the impact of performance within that program and a description of actions affecting 1994 compensation for Mr. Houghton, Chairman of the Board of Directors and Chief Executive Officer of the Corporation, are discussed below.

Compensation Strategy
The Committee is responsible for ensuring that executive compensation is based on objective measures of performance at the individual, corporate and applicable business unit level. The Committee believes that compensation should be driven by the long-term interests of the stockholders and should be directly linked to corporate performance. The Committee's basic strategic compensation principles are as follows:

* Executive compensation will reward performance and contribution to stockholder value and be competitive with positions of similar responsibility at other companies of comparable markets, size and performance.

* As employees assume greater responsibilities, an increasing share of their total compensation package will be derived from variable incentive compensation (both of a long- and short-term nature) generated by achievement of performance objectives designed to produce long-term growth in stockholder value.

* Performance-based equity incentives and stock option grants are effective ways to align the long-term interests of employees with those of stockholders.

* The benefits package for executives will be substantially identical to that offered all salaried employees and will be designed to encourage long-term commitment to the Corporation.

The executive compensation program is composed of four elements: base salary; annual incentives; long- term equity based incentives; and stock options. The Committee tests annually each element of the compensation program against market surveys and information provided by three independent compensation consultants. Such surveys currently include in the aggregate in excess of 200 companies engaged in a variety of manufacturing and service industries, all of which are "Fortune 500" companies and each of which is included in the S&P 500 Index and some of which are included in the S&P 500 Miscellaneous Industrial Companies Index. It is Corning's compensation strategy to target each element of compensation at approximately the median of the compensation levels of such companies.

Compensation Program
Annual compensation of the named executives as shown in the "Salary" and "Bonus" columns of the Summary Compensation Table, and recommendations by the Committee to adjust salary levels and bonus targets, are based on an individual's responsibilities and performance against established return on equity and earnings per share goals, overall corporate performance and external comparative compensation information.

Annual variable incentives are paid through the Variable Compensation Plan under which minimum, target and maximum awards are set by the Committee based on position level. Awards are earned based on achievement of annual predetermined return on equity and net earnings goals set by the Committee. In 1994 performance against such goals exceeded target.

Under the 1994 Employee Equity Participation Program, the Corporation developed a series of performance-based goals [herein referred to as the "Corporate Performance Plan"]. The Corporate Performance Plan provides the mechanism to reward improvement in return on equity and earnings growth as measured by net income and earnings per share. Each year, the Committee sets minimum, target and maximum goals and awards shares [at target levels] of Common Stock which are subject to forfeiture in whole or in part if goals are not met. Shares earned under the Plan may range from 0% to 150% of target award, depending on actual performance results.

Shares earned remain subject to forfeiture and restrictions on transfer for two years following the end of the performance period. Performance for 1994 exceeded target. Based on 1994 performance, 141% of the shares granted in December 1993 were earned under the Plan by the named executive officers [as indicated in the Corporate Performance Plan Activity Table].

Stock options were granted to named executive officers in December 1993, in a defined ratio to the "performance-based" shares described above. Options to purchase two shares of Common Stock were granted for every one performance share issued. In order to foster commitment to long-term stockholder value, participants in the Plan must hold [through the performance and restriction period] one share of unencumbered Common Stock for every six shares subject to options granted. If unencumbered shares are not held, the options and the "performance-based" shares are forfeited.

In determining the number of stock options and shares to be made available to executives under the Corporate Performance Plan, the Committee evaluated comparative external market data described above with respect to the stock options granted and performance-based shares awarded by the external companies included in such data, the number of shares of Common Stock already subject to restriction and option and the number of additional shares to be awarded necessary to align directly management and stockholder interests.

The pension and welfare benefits provided to executives are substantially equal to those provided to all salaried employees. Employees whose pensionable earnings exceed federal limits participate in a non- qualified supplemental retirement plan.

In 1994, the Corporation, at the direction of the Committee, requested and obtained stockholder approval of the performance criteria used under the 1988 Variable Compensation Plan and the Corporate Performance Plan for purposes of qualifying the incentives and awards under such plans as performance- based for purposes of Section 162[m] of the Internal Revenue Code of 1986, as amended.

CEO Compensation Actions - 1994
Base Salary: In December 1993, the Committee concluded that Mr. Houghton's base salary would be kept constant for 1994 at $700,000 per annum and that greater emphasis should be placed upon the annual bonus incentive programs, thereby causing a greater portion of Mr. Houghton's total cash compensation to be at risk and dependent on the performance of the Corporation. As a result of this decision, Mr. Houghton received no salary increase during 1994. This action positioned Mr. Houghton's salary below the 50th percentile of the market for similarly-sized companies. In turn, Mr. Houghton's incentive target for 1994 was increased by 5% to 80% of base salary.

Annual Incentives: Mr. Houghton's bonus for 1994 is composed of two parts:
First, Mr. Houghton received 109.6% of his year-end 1994 base salary under the Variable Compensation Plan. This award is based on the Corporation achieving 112.6% of the profitability goal set by the Committee on February 2, 1994. Second, Mr. Houghton received 7.72% [1994 minimum = 0%; maximum = 10%] of his year-end base salary under the Corporation's Goal Sharing Plan, which is the average percentage of amounts awarded to approximately 15,000 Corning employees participating in 1994 in the Goal Sharing Plan.

Long-Term Incentives: Under the Corporate Performance Plan, Mr. Houghton earned for 1994 performance 25,165 [or 144%] of the shares granted to him in December 1993 in connection with the 1994 return on equity targets. The return on equity achieved, adjusted for one-time events, was 108.9% of target which resulted in a final award for return on equity of 137.5% for half of the shares originally granted. The earnings per share achieved, adjusted for one-time events, was 113.3% of target which resulted in a final award for earnings per share of 150% for half of the shares originally granted. As the two goals have equal weighing for determining the shares to be earned, 143.8% of the shares were earned.

Mr. Houghton earned 10,272 shares [or 64.2% of the Common Stock shares granted to him in December 1991] under the Corporate Performance Plan for the

1992-1994 long-term performance period. Minimum, target and maximum earnings per share criteria were 8%, 12% and 16% annual compounded rate increases in earnings per share for the three-year period over year-end 1991 earnings per share results. The earnings per share achieved, adjusted for one-time events, was 91.9% of target which resulted in a final award for earnings per share of 61% for half of the shares originally granted. The return on equity average for 1992- 1994, adjusted for one-time events, was 90.9% of target which resulted in a final award for return on equity of 67.4% for half of the shares originally granted. As the two criteria, earnings per share and return on equity, have equal weight, 64.2% of the shares granted for the third year of the 1992-1994 Corporate Performance Plan were earned. The value of the 10,272 shares earned [$312,654] is shown in the column in the Summary Compensation Table entitled "Long-Term Incentive Plan Payouts".

In December 1994, Mr. Houghton was granted [i] 17,500 shares of Common Stock under the Corporate Performance Plan for 1995 performance, which shares are subject to forfeiture if the Corporation fails to achieve the 1995 earnings per share and return on equity objectives and [ii] stock options covering 35,000 shares at fair market value on the date of grant. The options become exercisable in February 1998 and expire in November 2004. The retention of the "performance-based" shares and the stock options granted are subject to the additional requirement to hold unencumbered shares in accordance with the terms of the Corporate Performance Plan described above. The 17,500 shares are shown in the Corporate Performance Plan Activity Table for 1995.

Conclusion
The Committee believes that the quality of executive leadership significantly affects the long-term performance of the Corporation and that it is in the best interest of the stockholders to compensate fairly executive leadership for achievement in meeting or exceeding the high standards set by the Committee, so long as there is corresponding risk when performance falls short of such standards. A primary goal of the Committee is to relate compensation to corporate performance. The Committee believes that Corning's current executive compensation program meets such standards and has contributed, and will continue to contribute, to the Corporation's success.

The Compensation Committee:

James W. Kinnear, Chairman

Vernon E. Jordan, Jr.

James J. O'Connor

Robert G. Stone, Jr."

Performance Graph

Set forth below is a graph illustrating the Corporation's cumulative total stockholder return over the last five years compared to two performance indicators of the stock market, the S&P 500 and the S&P Miscellaneous Industrial Companies in which the Corporation is included. The latter includes the capital weighted performance results of those companies in the miscellaneous industrial companies classification that are also included in the S&P 500.

               Comparison of Five-Year Cumulative Total Return
Among Corning Incorporated, S&P 500 and S&P Miscellaneous Industrial Companies
                      (Fiscal Years Ending December 31)

                        1989    1990     1991    1992    1993     1994
Corning Incorporated    100.0   106.3    185.3   184.0   140.7    153.7
S&P 500                 100.0   96.9     126.4   136.0   149.8    151.7
S&P Miscellaneous       100.0   97.7     123.3   137.9   158.7    163.9

Executive Compensation

The following tables and charts set forth information with respect to benefits made available, and compensation paid or accrued, by the Corporation and its subsidiaries during the year ended December 31, 1994 for services by each of the chief executive officer, the four most highly compensated executive officers [other than the chief executive officer] and one executive officer of the Corporation who retired during 1994, whose total salary and bonus exceeded $100,000. The Corporation regards total annual pay as the combination of the cash amounts set forth under the salary and bonus columns.

                          SUMMARY COMPENSATION TABLE

                                                                    Long-Term Compensation
                     Annual Compensation                              Awards            Payouts
                                                     Other                                           All
                                                     Annual   Restricted  Securities   Incentive    Other
Name and                                            Compen-      Stock    Underlying     Plan      Compen-
Principal Position     Year    Salary     Bonus     sation       Awards    Options      Payouts    sation
James R. Houghton,      1994   $700,000  $821,240    $34,020  $  765,960      35,000    $312,654   $ 72,965
 Chairman of            1993    672,500   481,618     34,605     348,845      35,000     132,900     53,953
 the Board              1992    645,000   563,692     37,161     213,514      32,000           0     94,953

Roger G. Ackerman,      1994    525,000   621,720     29,651     547,114      28,000     244,261     54,271
 President              1993    482,500   353,888     34,969     196,413      25,000     103,828     41,802
                        1992    465,000   421,150     29,700     166,817      25,000           0     69,783

Van C. Campbell,        1994    450,000   435,465     18,441     437,691      25,000     195,409     44,107
 Vice Chairman          1993    400,000   264,285     25,744     160,794      20,000      83,063     33,035
                        1992    375,000   316,237     18,316     663,696      20,000           0     38,516

David A. Duke,          1994    400,000   387,080     17,102     437,691      25,000     195,409     38,036
 Vice Chairman          1993    382,500   215,960     22,689     160,794      20,000      83,063     32,483
                        1992    365,000   307,804     21,649     133,446      20,000           0     49,524

E. Martin Gibson,       1994    480,000   557,376     35,425     547,114           0           0     50,518
 Former Chairman        1993    462,500   338,112     17,500           0      25,000           0     40,050
 of Corning Life        1992    445,000   403,036     12,000           0      30,000           0     59,879
 Sciences Inc.

Randy H. Thurman,       1994    443,750   449,600     45,042   1,277,982      25,000           0    110,094
 Chairman of Corning
 Life Sciences Inc.

[1] Includes dividends on shares of restricted stock granted but not earned within one year from date of grant and tax gross-up payments.
[2] At year end 1994, Messrs. Houghton, Ackerman, Campbell, Duke, Gibson and Thurman held an aggregate of 239,956, 173,294, 144,035, 110,035, 139,278 and
99,700 shares of restricted stock, respectively, having an aggregate value on December 31, 1994 of $7,303,661, $5,274,636, $4,384,065, $3,349,190,
$4,239,274 and $3,034,619, respectively. Certain of such shares, net of forfeitures, were subject to performance-based conditions on vesting and are subject to forfeiture upon termination and restrictions on transfer prior to stated dates. [See also the Corporate Performance Plan Activity Table.]

Certain other shares are subject to restrictions on transfer until the executive officer retires at or after age 60 and are subject to forfeiture prior to age 60 in whole if such officer voluntarily terminates employment with the Corporation and in part if such officer's employment is terminated by the Corporation. Dividends are paid to such individuals on all shares of restricted Common Stock held by them.
[3] During 1992, Mr. Gibson was granted an option to purchase 30,000 shares of Corning Life Sciences Inc. ["CLSI"], a wholly- owned subsidiary of the Corporation, pursuant to CLSI's 1991 Stock Option Plan [the "Plan"]. In December 1993, the Plan was terminated. In consideration for the cancellation in December 1993 of options to purchase an aggregate of 130,000 shares of CLSI granted to Mr. Gibson under the Plan, Mr. Gibson was awarded 26,778 shares of Corning Common Stock. Of such shares, 50% are restricted as to transfer until 1996 and 50% are restricted as to transfer until 1997. All such shares were subject to forfeiture until December 31, 1994. The 26,778 shares are included in the holdings of Mr. Gibson set forth in footnote 2 above.
[4] Includes amounts contributed by the Corporation to the Investment Plan and a non-qualified investment plan maintained by the Corporation to provide salaried employees the benefits which would have been available to them pursuant to the terms of the Corporation's Investment Plan but for limitations on contributions to tax-qualified plans imposed pursuant to the Employee Retirement Income Security Act: for 1994 $72,965 for Mr. Houghton, $54,271 for Mr. Ackerman, $44,107 for Mr. Campbell, $38,036 for Dr. Duke, $50,518 for Mr. Gibson and $11,094 for Mr. Thurman. Also includes 20% of a $400,000 interest-free loan made to Mr. Thurman, together with imputed interest thereon. Such loan, to be forgiven over a five-year period provided he continues to be employed by CLSI, was made to assist Mr. Thurman in relocating to the New Jersey area.

The Corporation has in place a severance policy pursuant to which it will provide to all salaried employees upon the happening of certain stated events compensation in amounts ranging between eight weeks [for employees with at least one year of service] and fifty-two weeks [for employees with twenty or more years of service]. Additionally, certain of the Corporation's officers and other senior employees, including the five named executive officers exclusive of Mr. Gibson, are entitled to receive up to two years of compensation in light of the length of time anticipated in securing comparable employment. The Corporation has provided written assurance to such officers and senior employees, including the executive officers named in the Summary Compensation Table, that such events would include a constructive termination of employment as a result of a substantial change in such employee's responsibilities, compensation levels, relocation and similar matters following a change in the ownership and management of the Corporation.

OPTION/SAR GRANTS IN LAST FISCAL YEAR [1]

                                                                       Potential Realizable Value atAssumed
                                                                     Annual Rates of Stock Price Appreciation
                          Individual Grants                                     for Option Term
                   Number of       % of Total
                  Securities        Options
                  Underlying       Granted to
                    Options        Employees    Exercise  Expiration   Gain at      Gain at       Gain at
     Name           Granted      in Fiscal Year   Price      Date        0%            5%           10%
James R.
  Houghton           35,000           1.4%        $30.00   12/6/2004     $0         $660,339      $1,673,430
Roger G.
  Ackerman           28,000           1.1%          30.00  12/6/2004      0          528,271       1,338,744
Van C.
  Campbell           25,000           1.0%          30.00  12/6/2004      0          471,671       1,195,307
David A. Duke        25,000           1.0%          30.00  12/6/2004      0          471,671       1,195,307
E. Martin
  Gibson                  0
Randy H.
  Thurman            25,000           1.0%          30.00  12/6/2004      0          471,671       1,195,307
All
  Shareholders
  as a group            N/A           N/A             N/A        N/A      0    4,482,729,149  11,360,115,793
All Optionees
  as a
  group           2,511,163           100%          31.24       2004      0       49,335,986     125,027,075
Optionee Gain As % Of All Stockholders Gain                                             1.10%           1.10%

[1] No SARs were granted.
[2] The Stock Option Agreements provide that all options are to become exercisable on February 1, 1998 but only to the extent that the optionee holds shares of the Corporation's Common Stock in an amount equal to one-sixth of the shares subject to option.
[3] The dollar amounts set forth under these columns are the result of calculations at 0% and at the 5% and 10% rates established by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation of Corning's stock price. Corning did not use any alternative formula for grant date valuation as it is unaware of any formula which would determine with reasonable accuracy a present value based upon future unknown factors.
[4] The exercise price shown to the right is a weighted average of option prices relating to grants of options made on six occasions in 1994. No gain to the optionees is possible without an appreciation in stock price, an event which will also benefit all stockholders. If the stock price does not appreciate, the optionees will realize no benefit.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION/SAR VALUES [1]

                                                  Number of Securities
                                                 Underlying Unexercised        Value of Unexercised
                                                       Options at              In-the-Money Options
                                                    Fiscal Year End             At Fiscal Year End
                       Shares
                    Acquired on      Value
       Name           Exercise      Realized   Exerciseable   Unexerciseable   Exercisable   Unexercisable
James R. Houghton             0            $0       206,000         182,000   $2,972,705       $144,375
Roger G. Ackerman             0             0        85,000         140,500    1,131,967        104,437
Van C. Campbell               0             0       104,424         115,000    1,388,212         84,687
David A. Duke            26,000       410,621        59,000         115,000      799,402         84,687
E. Martin Gibson              0             0        39,997          25,000      531,199         92,187
Randy H. Thurman              0             0        10,000          55,000       36,875        121,562

[1] There are no SARs outstanding.

                  CORPORATE PERFORMANCE PLAN ACTIVITY TABLE

The Corporate Performance Plan [as earlier described on page 9] Activity Table illustrates the number of performance-based shares awarded under such Plan. The number of shares earned or which may be earned by the named executive is determined by the achievement of specific return on equity and earnings per share goals for the Corporation. The percentage of awards that may be earned ranges from 0% to 150% of target.

In February 1996 the Compensation Committee will assess performance against goals and determine the number of shares earned of those granted in December 1994. Once earned, such shares remain restricted as to transfer for two years and subject to forfeiture upon termination of employment prior thereto.

                                     Number of                   Number       Number       Vesting
                             Grant     Shares    Performance    of Shares   of Shares      Date of
       Name         Year     Date     Granted       Period      Forfeited     Earned    Earned Shares
James R. Houghton    1995    12/94      17,500          1995                                 2/98
                     1994    12/93      17,500          1994                   25,165        2/97
                     1993    12/92      16,000          1993       12,000       4,000        2/96
Roger G. Ackerman    1995    12/94      14,000          1995                                 2/98
                     1994    12/93      12,500          1994                   17,975        2/97
                     1993    12/92      12,500          1993        9,375       3,125        2/96
Van C. Campbell      1995    12/94      12,500          1995                                 2/98
                     1994    12/93      10,000          1994                   14,380        2/97
                     1993    12/92      10,000          1993        7,500       2,500        2/96
David A. Duke        1995    12/94      12,500          1995                                 2/98
                     1994    12/93      10,000          1994                   14,380        2/97
                     1993    12/92      10,000          1993        7,500       2,500        2/96

                                      16

E. Martin Gibson     1995    12/94                      1995                                 2/98
                     1994    12/93      12,500          1994            0      17,975        2/97
                     1993    12/92                                                           2/96
Randy H. Thurman     1995    12/94      12,500          1995                                 2/98
                     1994    12/93      10,000          1994            0      12,095        2/97

                                 PENSION PLAN

The table below sets forth estimated annual benefits payable upon retirement. A description of the formula by which such benefits are determined and the estimated annual benefits payable upon retirement age for each of the named executive officers follows the table.

                                                Years of Service
                    15          20         25            30               35              40
Remuneration
$100,000           $ 26,532    $ 36,041   $ 44,511        $ 52,981         $ 61,451       $ 69,921
200,000              56,532      76,041     94,511         112,981          131,451        149,921
300,000              86,532     116,041    144,511         172,981          201,451        229,921
400,000             116,532     156,041    194,511         232,981          271,451        309,921
500,000             146,532     196,041    244,511         292,981          341,451        389,921
600,000             176,532     236,041    294,511         352,981          411,451        469,921
700,000             206,532     276,041    344,511         412,981          481,451        549,921
800,000             236,532     316,041    394,511         472,981          551,451        629,921
900,000             266,532     356,041    444,511         532,981          621,451        709,921
1,000,000           296,532     396,041    494,511         592,981          691,451        789,921
1,100,000           326,532     436,041    544,511         652,981          761,451        869,921
1,200,000           356,532     476,041    594,511         712,981          831,451        949,921

The Corporation maintains a Salaried Pension Plan, a defined benefit plan, contributions to which are determined by the Corporation's actuaries and are not made on an individual basis. Benefits paid under this Plan are based upon career earnings [regular salary and cash awards paid under the Corporation's Variable Compensation Plans] and years of credited service. The Salaried Pension Plan provides that salaried employees of the Corporation who retire on or after December 31, 1993 will receive pension benefits equal to the greater of [a] benefits provided by a formula pursuant to which they shall receive for each year of credited service an amount equal to 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base or [b] benefits calculated pursuant to a formula which provides that retirees shall receive for each year of credited service prior to January 1, 1994 an amount equal to 1% of the first $24,000 of average earnings for the highest five consecutive years of annual earnings in the ten years of credited service immediately prior to 1994 and 1.5% of such average earnings in excess of $24,000. Effec tive upon commencement of employment, salaried employees may contribute to the Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990 in lieu of the amount described in [a] above an amount equal to 2% of annual earnings. The benefit formula is reviewed and adjusted periodically for inflationary and other factors.

While the amount of benefits payable pursuant to the Salaried Pension Plan and attributable to the Corporation's contributions is limited by the provisions of the Employee Retirement Income Security Act, maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65, the normal retirement age specified in the Plan, are illustrated in the table set forth above.

The Corporation maintains a non-qualified Executive Supplemental Pension Plan pursuant to which it will pay to certain executives amounts approximately equal to the difference between the benefits provided for under the Corporation's Salaried Pension Plan and benefits which would have been payable thereunder but for the provisions of the Employee Retirement Income Security Act. The Corporation has established a trust to fund amounts payable under the Executive Supplemental Pension Plan, certain portions of which are presently funded and vested in individual partici- pants. It is estimated that Messrs. Ackerman, Campbell, Duke, Gibson, Houghton and Thurman who have 33, 31, 32, 33, 32 and 1 years of credited service, respectively, would receive each year if they worked to age 65, the normal retirement age specified in the Salaried Pension Plan, the following amounts under the Salaried Pension Plan and the Executive Supplemental Pension Plan: $462,558, $367,045, $337,312, $453,571, $678,844, and $268,416, respectively.

Receipt of Stockholder Proposals

Any stockholder proposal intended to be presented at the 1996 Annual Meeting and included in the Corporation's Proxy Statement and Proxy relating to that meeting must be received by the Corporation at One Riverfront Plaza, Corning, New York 14831; Attention: The Secretary not later than November 19, 1995.

Directors' Compensation and Other Matters Relating to Directors

Each director of the Corporation, other than a director who is an employee of the Corporation, receives $20,000 for service as a director and is also paid $750 for each meeting of the Board or any committee thereof which he attends. However, if a director attends more than one such meeting on any given day, he is paid $500 for each additional meeting. Members of the International Committee, which met twice in 1994, were paid an additional $1,000 for attending such meeting. In lieu of a meeting fee, chairmen of committees of the Board are paid a retainer ranging from $3,000 to $6,500, depending upon the committee which the director chairs. Pursuant to a Deferred Compensation Plan for Directors adopted by the Corporation in 1983, each director may elect to defer until a date specified by him receipt of all or a portion of his compensation. Such Plan provides that amounts deferred shall be paid only in cash and while deferred may be allocated to [i] a cash account upon which amounts deferred may earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, [ii] a market value account, the value of which will be based upon the market value of the Corporation's Common Stock from time to time, [iii] a book value account, the value of which will be based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At December 31, 1994 nine directors had elected to defer compensation pursuant to such Plan. Pursuant to the Restricted Stock Plans for Non-Employee Directors, the Corporation during 1994 issued to each non-employee director elected in 1994 400 shares of the Corporation's Common Stock for each year specified in the term of service for which such director was elected, subject to forfeiture and restrictions on transfer, and issued 4,000 shares to one non-employee director newly elected in October 1994, subject to forfeiture and restrictions on transfer.

The Corporation has established a Directors' Charitable Giving Program funded by insurance policies on the lives of the directors. In 1994 the Corporation paid a total of $396,792 in premiums on such policies. Upon the death of a director, the Corporation will donate $1,250,000 [on behalf of a non-employee director] and $1,000,000 [on behalf of an employee director] to one or more qualified charitable organizations recommended by such director and approved by the Corporation. The directors derive no financial benefit from the Program as all charitable deductions and cash surrender value of life insurance policies accrue solely to the Corporation. All directors, other than Mr. Foster, currently participate in the Program.

The Board of Directors of the Corporation held during 1994 five regularly scheduled meetings and one special meeting. Each director, other than Messrs. Hennessy and Jordan, attended at least 75% of all such regularly scheduled meetings and the meetings of the committees of which each was a member.

The Corporation has audit, compensation and nominating committees composed of members of the Board of Directors.

The Audit Committee, composed of Messrs. O'Connor, Barker, Jordan and Smithburg and Ms. Rein, met four times during 1994. It recommends the firm of independent accountants to conduct the annual examination of the Corporation's consolidated financial statements, confers with such accountants and reviews the scope of the examination and brings to the entire Board of Directors for review those items relating to such examination or to accounting practices which the Audit Committee believes merit such review. The Compensation Committee, composed of Messrs. Kinnear, Jordan, O'Connor and Stone, met five times during 1994. It makes recommendations to the Board of Directors with respect to the compensation of officers and executive employees of the Corporation and administers the Corporation's Variable Compensation Plan, Employee Equity Participation Program and the Executive Supplemental Pension Plan. The Nominating Committee, composed of Messrs. Conable, Houghton, Kinnear and Rosovsky, met twice during 1994 and proposed the election of John H. Foster in October, 1994 as well as the nominees for election as directors at the Annual Meeting of Stockholders to be held on April 27, 1995. It reviews, considers and proposes nominees for election as directors of the Corporation and makes such other proposals with respect to the organization, size and composition of the Board of Directors as it deems advisable. While the Committee may consider persons nominated by stockholders, it has no explicit procedures in this regard.

Mr. Jordan, a director of the Corporation and a member of the Compensation Committee, is a partner of the law firm of Akin, Gump, Strauss, Hauer & Feld, which rendered services to the Corporation during 1994.

Other Matters

Corning Consumer Products Company, a wholly- owned subsidiary, leases office space in Corning, New York from Mr. Robert L. Ecklin, an executive officer. The average base monthly rental under such lease, which expires on December 31, 1995, is currently $3,952. The Corporation also leases other office space in Corning, New York owned by Mr. Ecklin. During 1994 the Corporation paid an average base monthly rental of $20,270 for such space. The lease expires on June 30, 1995. In December 1994 Clinical Pathology Inc., a wholly-owned subsidiary of the Corporation, entered into an agreement to lease office and laboratory space located in Corning, New York from Mr. Ecklin for a two-year term commencing January 1, 1995 at a base monthly rental of $892.

During 1994, in addition to the loan described in footnote 4 to the Summary Compensation Table, ten executive officers of the Corporation owed the Corporation a maximum aggregate amount of $730,383, which remained outstanding on December 31, 1994, and paid interest on such amounts at 6% per annum.

Section 16[a] of the Securities Exchange Act of 1934 requires Corning's directors and certain of its officers to file reports of their ownership of Corning stock and of changes in such ownership with the Secu rities and Exchange Commission [the "SEC"] and the New York Stock Exchange. SEC regulations also require Corning to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Larry Aiello, Jr., Kenneth W. Freeman, Sandra L. Helton and John W. Loose, officers of the Company, each inadvertently filed late one such report disclosing the acquisition of shares under employee benefit plans or the gift of shares to charity.

The Corporation has purchased insurance from National Union Fire Insurance Company, Pittsburgh, Pennsylvania, Federal Insurance Company and A.C.E. Insurance Company [Bermuda] Ltd. providing for reimbursement of directors and officers of the Corporation and its subsidiary companies for costs and expenses incurred by them in actions brought against them in connection with their actions as directors or officers, including actions as fiduciaries under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in May 1995, costs $1,571,000 on an annual basis, which will be paid by the Corporation.

At the meeting of the Corporation's Board of Directors held on February 1, 1995, the Board appointed Price Waterhouse LLP as the independent accountants for the Corporation for its 1995 fiscal year, pursuant to the recommendation of the Audit Committee. Audit services performed by Price Waterhouse LLP for the fiscal year ended January 1, 1995 consisted of examination of the consolidated financial statements of the Corporation, limited review of the unaudited quarterly consolidated financial statements and limited assistance and consultation in connection with filings with the Securities and Exchange Commission.

The Corporation expects representatives of Price Waterhouse LLP to be present at and available to respond to appropriate questions which may be raised at the Annual Meeting. Representatives of Price Waterhouse LLP will have the opportunity to comment on the Corporation's financial statements if they so desire.

The cost of the solicitation of Proxies will be borne by the Corporation. In addition to solicitation of the Proxies by use of the mails, some of the directors, officers and regular employees of the Corporation, without extra remuneration, may solicit Proxies personally or by telephone or telegraph. The Corporation has retained Georgeson & Co. Inc., at a cost of $12,000, to assist in soliciting Proxies in connection with the Annual Meeting. The Corporation may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares held of record. The Corporation will reimburse such persons for their expenses in forwarding soliciting material.

By order of the Board of Directors.

A. John Peck, Jr.
Secretary
March 8, 1995

EPrinted on recycled paper using soybean ink

                                    [logo]

Notice of 1995 Annual
Meeting of Stockholders
and Proxy Statement

[recycle logo]

                                CORNING PRIVATE

Proxy Solicited on Behalf of The Board of Directors For The Annual Meeting of Stockholders--April 27, 1995

The undersigned appoints James R. Houghton, Roger G. Ackerman and Van C. Campbell, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Corning Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 27, 1995, or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named.

                                             ___  Check here for address change.

                                             New Address: ______________________
                                             ___________________________________
                                             ___________________________________

                                             ___  Check here if you plan to
                                                  attend the meeting.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote FOR all nominees for directors.

     Nominees:                              FOR                      WITHHOLD
     Roger G. Ackerman;
     David A. Duke; John H.                  ___                     ___
     Foster; Catherine A.
     Rein and William D.
     Smithburg                               ___

                                             FOR ALL (except Nominee(s)
                                             written below):


     ________________________________________________________________________







Signature(s)_____________________________   Dated:_________, 1995

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.